EXHIBIT 99.1

        Cellegy Pharmaceuticals Receives Mediation Notice from PDI, Inc.
                     Concerning FortigelTM License Agreement

South San Francisco, California - October 24, 2003 - Cellegy Pharmaceuticals, Inc. (Nasdaq NM: CLGY) announced today that it has received a communication on behalf of PDI, Inc. invoking mediation procedures under the exclusive License Agreement between PDI and Cellegy entered into in December 2002 relating to Cellegy's product Fortigel(TM) (testosterone gel). In July of this year, Cellegy received a letter from the U.S. Food and Drug Administration advising that the Company's New Drug Application for Fortigel was not approvable. Shortly following receipt of the letter, Cellegy and PDI met with the FDA to gain a better understanding of the Agency's concerns and Cellegy is aggressively exploring several options that it believes might satisfy these concerns.

The mediation notice asserts that Cellegy has breached several provisions of the License Agreement, failed to disclose relevant facts and asserts several kinds of alleged damages, including the $15 million initial license fee that PDI paid to Cellegy when the agreement was signed. The dispute resolution provisions of the agreement require non-binding mediation before either party may initiate further legal proceedings.

"We are still reviewing PDI's communication, but we do not believe we have breached any provisions of our agreement and feel that all of PDI's claims are without merit," stated K. Michael Forrest, Cellegy's Chairman and CEO. "We look forward to trying to resolve any issues with PDI and determine how best to proceed with Fortigel."

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastroenterology disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers.

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the outcome of ongoing clinical trials; the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel; and the need and ability to complete corporate partnerships and financings. If PDI or Cellegy initiates legal proceedings relating to the License Agreement, there can be no assurances regarding the outcome of any such proceedings, and the Company could be required to devote significant time and resources to the proceedings. An adverse outcome in any such proceeding could have a material financial impact on Cellegy. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.